UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 28, 2008
Rambus Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-22339 (Commission File Number)	94-3112828 (I. R. S. Employer Identification No.)
4440 El Camino Real, Los Altos CA 94022
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (650) 947-5000
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.
On August 14, 2008, Rambus Inc. (the “Company”) announced a restructuring of the Company that included a reduction of its workforce across the Company’s global operations in a number of both engineering and non-engineering positions as well as a reduction in non-workforce related expenses. To address employee concerns created by the restructuring, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of the Company (the “Board”) has approved the establishment of a cash-based Long-Term Incentive Plan for non-executive employees and the granting of restricted stock units pursuant to the Company’s 2006 Equity Incentive Plan to certain key employees, including executives.
The Long-Term Incentive Plan is designed to retain certain key talent, stabilize the workforce post-restructuring, and incentivize both short and long-term commitment of the workforce to the Company. The plan is designed to provide cash bonus payments to a group of key employees, with payments in 12 and 24 months subject to those employees remaining with the company in good standing. This group represents about 23 percent of our worldwide workforce.
The Compensation Committee also approved the grant of restricted stock unit awards to certain of the Company’s Section 16 officers, and other executives, effective as of August 28, 2008, and to certain non-executive employees, to be granted pursuant to the Company’s equity granting policies. These grants were made under the Company’s 2006 Equity Incentive Plan, with standard restricted stock unit vesting of 25% per year over a four-year period. Grants made under this retention plan range from 12,000 to 20,000 restricted stock units to a group representing approximately 8 percent of our worldwide workforce. With respect to the Section 16 officers, each of Sharon Holt, Martin Scott, Tom Lavelle and Kevin Donnelly has been granted 20,000 restricted stock units and Mike Schroeder has been granted 18,000 restricted stock units.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 2, 2008	Rambus Inc.
/s/ Satish Rishi
Satish Rishi, Senior Vice President, Finance and
Chief Financial Officer